Exhibit 5.4

November 14, 2011

First Data Corporation

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

Ladies and Gentlemen:

We have acted as special Nevada counsel to Linkpoint International, Inc. (the “Guarantor”), in connection with the proposed issuance by First Data Corporation, a Delaware corporation (the “Issuer”), of up to $3,000,000,000 aggregate principal amount of their 12.625% Senior Notes due 2021 (the “Exchange Notes”) and the issuance by the Guarantor of its guarantee (the “Exchange Guarantee”) with respect to the Exchange Notes, registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 12.625% Senior Notes due 2021 and their related guarantees, which have not been so registered (the “Exchange Offer”).

The Exchange Notes and the Exchange Guarantee will be issued under an indenture, dated as of December 17, 2010 (the “Indenture”), among the Issuer, the Guarantor, the other guarantors party to the Indenture and Wells Fargo Bank, National Association, as trustee. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering our opinions expressed below, we have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction as being true reproductions of originals) of:

(i)	an executed copy of the Indenture;

(ii)	the documents listed on Exhibit A hereto (collectively with the Indenture, the “Transaction Documents”);

(iii)	a copy of the Articles of Incorporation of the Guarantor filed with the Secretary of State of Nevada (“Articles”);

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(iv)	a copy of the Bylaws of the Guarantor (“Bylaws”);

(v)	a Unanimous Written Consent of the Board of Directors of the Guarantor dated November 12, 2010;

(vi)	a Certificate of Officer of the Guarantor dated November 14, 2011 (the “Officer Certificate”); and

(vii)	a Certificate of Existence of the Guarantor issued by the Nevada Secretary of State on November 3, 2011 (“Good Standing Certificate”);

In our examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the legal capacity of natural persons executing such documents, (iv) the authenticity and conformity to original documents of documents submitted to us as certified photostatic, facsimile or electronically transmitted copies and (v) the completeness and accuracy of all corporate records provided to us, (vi) that the resolutions of the Guarantor listed below are in full force and effect and have not been amended, rescinded or superseded, (vii) the enforceability of the Transaction Documents against each party thereto, (viii) the valid existence and good standing of each entity party to each Transaction Document (other than the Guarantor), (ix) the corporate, limited liability company, limited liability partnership, limited partnership, or other power and authority, as applicable, of each party to the Transaction Documents to enter into and perform its obligations under such Transaction Document (other than the Guarantor). We have assumed as to the matters of fact that all the representations and warranties made by the Guarantor in, or pursuant to, the Transaction Documents and the Officer Certificate are true and complete in all material respects. We have made no attempt to verify the accuracy of any of such information, representations or warranties or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that any of the opinions expressed herein are not accurate.

“Nevada Law” means the laws of the State of Nevada that a Nevada lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Guarantor, the Indenture or the Exchange Guarantee; provided that “Nevada Law” does not include any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative decision. Our opinion herein is limited to the effect on the subject transactions of Nevada Law as in effect on the date hereof. We disclaim any obligation to advise you of any change in law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. We assume no responsibility regarding the applicability to such transactions, or the effect thereon, of the laws of any other jurisdiction.

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In rendering our opinion, we express no opinion herein as to the applicability or effect of any fraudulent transfer or similar law on the Indenture and the Exchange Guarantee or the transactions contemplated thereby.

In rendering the opinion in Paragraph 1 below as it relates to the execution and delivery of the Indenture, we have assumed that that originals of the Indenture have been exchanged among the respective parties thereto following signing by the parties.

Based upon and subject to the foregoing and the additional qualifications set forth herein, we are of the opinion that:

1. The Indenture has been duly authorized, executed and delivered by the Guarantor.

2. The Exchange Guarantee of the Guarantor has been duly authorized and issued by the Guarantor.

3. Neither the execution and delivery of the Indenture and the Exchange Guarantee by the Guarantor nor the performance of the obligation of the Guarantor under the terms thereof violates Nevada Law.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

(i)	There has not been any mutual mistake of fact or misunderstanding, fraud, duress, undue influence or breach of fiduciary duties with respect to any of the matters relevant to the opinions expressed herein. All parties have complied with any requirement of good faith, fair dealing and conscionability.

(ii)	All parties to the documents will act in accordance therewith and refrain from taking any action forbidden by the terms and conditions of such documents.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement on Form S-4, as amended (the “Registration Statement”) filed by the Issuer and the Guarantor with the Commission relating to the Exchange Offer in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

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We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters including without limitation any opinions as to the enforceability of the Indenture or of the Exchange Guarantee. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

Very truly yours,

/s/ Holland & Hart LLP
Holland & Hart LLP